UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): March 28, 2016

Juno Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36781	46-3656275
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

307 Westlake Avenue North, Suite 300

Seattle, Washington 98109

(Address of principal executive offices) (Zip code)

(206) 582-1600

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On March 28, 2016, Juno Therapeutics, Inc. (“Juno”) issued 1,137,593 shares of its common stock to Celgene Switzerland LLC, a subsidiary of Celgene Corporation (together with Celgene Switzerland LLC, “Celgene”), for consideration of $47.0 million. The shares were issued upon the partial exercise by Celgene of its yearly right to “top-up” its ownership of Juno shares. The purchase price was determined based on the volume weighted average closing price on The NASDAQ Global Select Market for the ten trading days following February 29, 2016, which was the date Juno filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “2015 10-K”).

After issuance of the shares to Celgene, Juno had 105,573,948 shares of common stock issued and outstanding on March 28, 2016.

Additionally, during the first quarter of 2016, Juno also made the following unregistered issuances of equity securities, but such issuances were below the threshold requiring disclosure on a Current Report on Form 8-K:

•	As reported in the 2015 10-K, Juno issued 408,068 shares of its common stock to Opus Bio, Inc. (“Opus Bio”) as a $20.0 million milestone payment which was achieved in January 2016, and was payable in the form of Juno common stock, under Juno’s license agreement with Opus Bio.

•	On March 18, 2016, Juno issued 240,381 shares of its common stock to Memorial Sloan Kettering Cancer Center (“MSK”) as payment for a success payment that was triggered in December 2015. The success payment was for an amount of $10.0 million, less indirect cost offsets of $1.0 million, and Juno elected to make the payment in the form of Juno common stock.

The offer, sale, and issuance of the shares to Celgene, Opus Bio, and MSK were exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and, in the case of the issuance to Celgene, Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering.

The descriptions of Celgene’s equity purchase rights, Juno’s license agreement with Opus Bio, and Juno’s success payment obligations to MSK contained in the 2015 10-K are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JUNO THERAPEUTICS, INC.

Date: March 28, 2016	By:	/s/ Bernard J. Cassidy
	Name:	Bernard J. Cassidy
	Title:	General Counsel and Secretary